Exhibit 10.4

                             SECURED PROMISSORY NOTE

$87,500                                                        December 18, 1998

         THE   UNDERSIGNED,   promises  to  pay  to  the  order  of   NetAmerica
International Corporation, at such place as the holder ("Holder") hereof may designate in writing, the sum of Eighty Seven Thousand Five Hundred Dollars ($87,500), with interest thereon at the rate of six and one half percent (6.5%) a.p.r., principal and interest due two years from the date written above.

         Prepayment of this note with interest to date of payment may be made at any time without penalty.

         This Note is secured by Eighty Thousand (80,000) shares of common stock ("the Collateral") of Worldport Communications Corporation, a publicly-held company.

         If default is made in the payment, when due, of any part of installment, then the whole sum, together with interest shall become immediately due and payable at the option of the Holder, without notice.

         In the event of default, the Holder may sell, in a commercially reasonable manner, the Collateral to liquidate the debt owed by the Undersigned. The Undersigned shall be fully responsible for any deficiency existing after any such sale. The Holder will return to the Undersigned any unsold shares remaining after sufficient Collateral is sold to liquidate the debt.

         In the event of commencement of arbitration of suit to enforce payment of this note, the undersigned agrees to pay costs incurred and such additional sum as attorney's fees as the court may adjudge reasonable.

                                                     /s/ Edward Mooney
                                                     -----------------
                                                     Edward Mooney